Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
PRISM BUSINESS MEDIA HOLDINGS, INC.,
PRISM ACQUISITION CO.
and
PENTON MEDIA, INC.
Dated as of November 1, 2006

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INDEX OF DEFINED TERMS

Acquisition Proposal	29
affiliate	44
Agreement	1
Antitrust Division	33
beneficial owner	44
beneficially owned	44
Board	1
Book-Entry Shares	6
business day	44
Capitalization Date	9
Certificate of Merger	2
Certificates	6
Closing	1
Closing Date	2
COBRA	15
Code	14
Common Stock Per Share Merger Consideration	4
Company	1
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	14
Company Intellectual Property	18
Company Plans	14
Company Requisite Vote	10
Company Securities	9
Company Stock Plans	9
Company Termination Fee	40
Confidentiality Agreement	29
Consent Solicitation	36
Contract	10
control	44
controlled	44
controlled by	44
Costs	31
Credit Agreements	45
Debt Financing	23
Debt Financing Commitments	23
Debt Offer	35
Debt Receipt Failure	40
DGCL	1
Dissenting Shares	5
Effective Time	2
employee benefit plan	14
Employment Agreement	14
Environmental Laws	19
Environmental Permits	19
Equity Financing	23
Equity Financing Commitments	23
ERISA	14
Exchange Act	11
Financial Advisors	17
Financing	24
Financing Commitments	23
Foreign Antitrust Laws	11
FTC	33
generally accepted accounting principles	45
Governmental Entity	11
HSR Act	11
Indemnified Parties	31
Intellectual Property	18
IRS	14
knowledge	45
Leased Real Property	20
Licenses	11
Liens	9
Listed Company Intellectual Property	18
Loan Agreement	45
Marketing Period	2
Material Adverse Effect	8
Material Contract	19
Materials of Environmental Concern	19
Merger	1
Merger Consideration	4
Merger Sub	1
Multiemployer Plan	14
Named Executive Officers	13
Notes	35
Notice of Superior Proposal	30
Offer Documents	35
Option	4
Option Consideration	4
Parent	1
Parent Disclosure Schedule	21
Parent Expenses	40
Parent Plan	31

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Parent Termination Fee	40
Paying Agent	5
PBMI	21
Permitted Liens	20
person	45
Preferred Stock	9
Pre-Option Common Stock Allocation	4
Proxy Statement	17
Real Property Lease	20
Representatives	29
Requested Consents	36
Sarbanes-Oxley Act	12
SEC	11
SEC Reports	11
Securities Act	11
Senior Secured Indenture	45
Senior Secured Notes	45
Senior Subordinated Indenture	45
Senior Subordinated Notes	45
Series C Preferred Stock	3
Series C Preferred Stock Per Share Merger Consideration	3
Series M Preferred Stock	3
Series M Preferred Stock Per Share Merger Consideration	3
Shares	3
Special Committee	1
Specified Person	41
Specified SEC Reports	8
Stockholders Meeting	28
subsidiaries	45
subsidiary	45
Superior Proposal	30
Surviving Corporation	1
Tax Return	17
Taxes	17
Termination Date	38
Total Allocable Proceeds	4
Total Common Stock Proceeds	4
Total Series C Preferred Stock Proceeds	4
Total Series M Preferred Stock Proceeds	4
under common control with	44
Warrants	9

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2006 (this “Agreement”), among Prism Business Media Holdings, Inc., a Delaware corporation (“Parent”), Prism Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Penton Media, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Board of Directors of the Company (the “Board”), with the recommendation of the special committee of the Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, for the Company to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
Article I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York, as soon as practicable, but in no event later than the earlier of (i) the later of (A) the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) and (B) the Termination Date (as defined below) and (ii) the tenth business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree; provided, however, that Parent and Merger Sub shall not be required to effect the Closing prior to the final day of the Marketing Period. For purposes of this Agreement, the “Marketing Period” shall mean the period of 20 consecutive business days after the date the Proxy Statement is first mailed to the Company’s shareholders. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings required under the DGCL in connection with the Merger.
     Section 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.4 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (provided that the form and substance thereof shall be reasonably acceptable to the Company), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.
     (a) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.
     Section 1.5 Directors and Officers. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal.

Article II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
     Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
     (a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;
     (b) Each share of capital stock of the Company (collectively, the “Shares”) held in the treasury of the Company and each Share owned by Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time automatically shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto;
     (c) Each share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined below)) shall be converted into the right to receive the Common Stock Per Share Merger Consideration (as defined below), payable to the holder thereof, without interest, upon surrender of such Share in the manner provided in Section 2.4, less any required withholding Taxes;
     (d) Each share of Series C Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash (the “Series C Preferred Stock Per Share Merger Consideration” applicable to such Share) equal to that portion of the Total Series C Preferred Stock Proceeds (as defined below) allocable thereto, as determined in accordance with written instructions delivered at or prior to the Closing to the Company by or on behalf of the holders of all of the issued and outstanding shares of Series C Preferred Stock, payable to the holder thereof, without interest, upon surrender of such Share in the manner provided in Section 2.4, less any required withholding Taxes; and
     (e) Each share of Series M Preferred Stock, par value $0.01 per share, of the Company (the “Series M Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series M Preferred Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash (the “Series M Preferred Stock Per Share Merger Consideration ” applicable to such Share) equal to the amount to which the holder thereof would be entitled pursuant to Sections 3 and 4 of the Certificate of Designations, Preferences and Rights of the Series M Preferred Stock, as in effect immediately prior to the Effective Time, payable to the holder thereof, without interest, upon surrender of such Share in the manner provided in Section 2.4, less any required withholding Taxes.
     (f) For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Common Stock Per Share Merger Consideration” shall mean an amount in cash equal to the quotient of (i) the Total Common Stock Proceeds divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
“Merger Consideration” shall mean an aggregate of $194,200,000 in cash or, when used with respect to a specified Share or Option, shall mean the portion of such aggregate amount that is allocable to such Share or Option in accordance with this Section 2.1 and Section 2.2.
“Pre-Option Common Stock Allocation” shall mean the sum of: (i) the greater of (A) $14,000,000 and (B) 12.75% of the first $135,000,000 (or less) of the Total Allocable Proceeds; plus (ii) 15% of the next $10,000,000 (or less) of the Total Allocable Proceeds in excess of $135,000,000, if any; plus (iii) 25% of the next $40,000,000 (or less) of the Total Allocable Proceeds in excess of $145,000,000, if any; plus (iv) 20% of the Total Allocable Proceeds in excess of $185,000,000, if any.
“Total Allocable Proceeds” shall mean the Merger Consideration minus the Total Series M Preferred Stock Proceeds.
“Total Common Stock Proceeds” shall mean the Pre-Option Common Stock Allocation minus one-half of the aggregate Option Consideration payable in respect of Options pursuant to Section 2.2.
“Total Series C Preferred Stock Proceeds” shall mean the Total Allocable Proceeds minus the Pre-Option Common Stock Allocation minus one-half of the aggregate Option Consideration payable in respect of Options pursuant to Section 2.2.
“Total Series M Preferred Stock Proceeds” shall mean the aggregate sum of the Series M Preferred Stock Per Share Merger Consideration for all shares of Series M Preferred Stock issued and outstanding immediately prior to the Effective Time.
     Section 2.2 Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each option to purchase shares of Company Common Stock (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled in exchange for the right to receive the Option Consideration (as defined below), and the holder thereof shall be entitled to receive, at the Effective Time from the Company, or thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash (the “Option Consideration”) equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Common Stock Per Share Merger Consideration over the exercise price per Share previously subject to such Option, payable to the holder thereof, without interest, in the manner provided in Section 2.4, less any required withholding Taxes; provided that if the exercise price per share of any such Option is equal to or greater than the Common Stock Per Share Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing Date, the Company shall take or cause to be taken any and all actions reasonably necessary and in accordance with the provisions of applicable Company Stock Plans to give effect to the treatment of the Options pursuant to this Section 2.2.
     Section 2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration therefor, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the applicable Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.
     (b) The Company shall give Parent (i) notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights in respect of any Dissenting Share other than for an amount equal to or less than the applicable Merger Consideration therefor.
     Section 2.4 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company (which may be the Company’s transfer agent) to act as paying agent for the stockholders of the Company (and, to the extent any Option Consideration is not paid at the Effective Time, shall appoint the same or such other agent reasonably acceptable to the Company to act as paying agent for the holders of Options) in connection with the Merger (as the case may be, the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to (and, to the extent applicable, the Option Consideration to which the holders of Options shall become entitled upon cancellation thereof pursuant to) this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b) and Section 2.4(c). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the stockholders of the Company or the holders of Options and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company and, if applicable, the holders of Options in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
     (b) Promptly after the Effective Time, but in any event within three business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the applicable Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of such applicable Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such applicable Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration therefor as contemplated by this Article II.
     (c) All payments with respect to Options that are cancelled pursuant to Section 2.2, to the extent not made at the Effective Time, shall be made by the Paying Agent as soon as reasonably practicable (but in no event later than five (5) days after the Effective Time) from funds deposited by or at the direction of Parent to pay such amounts in accordance with 2.4(a).
     (d) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds

(including any interest, income or profits received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, Book-Entry Shares or Options and, after such funds have been delivered to the Surviving Corporation, such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares or with respect to the Option Consideration payable with respect to their cancelled Options. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the applicable Merger Consideration therefor and the payment of Option Consideration. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any person entitled to payment under this Article II for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar law.
     (e) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.
     (f) Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares or Options pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options, as the case may be, in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be.
     (g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Surviving Corporation, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub on or prior to the execution of this Agreement (the “Company Disclosure Schedule”) and except as disclosed in the Company’s Annual Reports on Form 10-K and the Company’s

Quarterly Reports on Form 10-Q included among the SEC Reports (as defined below) filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections of any such SEC Reports) (collectively, the “Specified SEC Reports”):
     Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” shall mean any effect, event, circumstance or change that, individually or in the aggregate, results in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, or any effects, events, circumstances or changes relating thereto or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) general economic conditions (including conditions in the stock markets or other capital markets) or developments or changes therein, (ii) conditions in the industry in which the Company and its subsidiaries operate or developments or changes therein, (iii) any change in the market price or trading volume of the Company Common Stock after the date hereof (provided that the underlying causes of such change shall be considered in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (iv) the existence, announcement or performance of this Agreement or the transactions contemplated hereby, including compliance by the Company with its covenants and agreements contained in this Agreement, (v) any actions taken or omitted to be taken by Parent or Merger Sub or their respective affiliates, (vi) any change in applicable law or accounting regulation or principle effected after the date hereof, (vii) failure by the Company or any of its subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the underlying causes of such failure shall be considered in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect) or (viii) acts of God, national or international hostilities, war (whether or not declared) or terrorism; except, in the cases of clauses (i), (ii), and (viii) above, if such effect, event, circumstance or change disproportionately impacts the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate.
     Section 3.2 Certificate of Incorporation and By-laws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws of the Company as currently in effect, and the certificate of incorporation, by-laws or similar organizational documents of the Company’s subsidiaries as currently in effect. Such certificates of incorporation, by-laws and other organizational documents of the Company and its subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company and its subsidiaries. None of the Company and its subsidiaries is in violation of any provisions of its certificate of incorporation, by-laws or other organizational documents in any material respect.
     Section 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 155,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which (x) 50,000 of such shares are designated as Series C Convertible Preferred Stock and (y) 150,000 of such shares are designated as Series M Preferred Stock. As of October 31, 2006 (the “Capitalization Date”), (i) 34,511,869 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 50,000 shares of Series C Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) 73,500 shares of Series M Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iv) no other shares of Preferred Stock were outstanding, (v) an aggregate of 1,600,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants (“Warrants”) and (vi) an aggregate of 1,140,625 shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Options issued pursuant to the Company’s 1998 Equity Performance and Incentive Plan or its 1998 Director Stock Option Plan, in each case as amended (collectively, the “Company Stock Plans”). Section 3.3 of the Company Disclosure Schedule sets forth a true, correct and complete list of each holder of any Warrants. From the close of business on the Capitalization Date until the date of this Agreement, no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms. Except as set forth above and except for Options granted under the Company Stock Plans after the close of business on the Capitalization Date: (A) there are no outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any subsidiary thereof or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company or any subsidiary thereof (collectively, “Company Securities”); (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any subsidiary thereof to which the Company or any of its subsidiaries is a party. Without limiting the generality of the foregoing, there are no stock appreciation, phantom equity or other equity-based right to which the Company or any of its subsidiaries is a party that has a value based on the capital stock of the Company or any such subsidiary. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable where such concepts are legally applicable and all such shares are owned by one or more of the Company and its wholly-owned subsidiaries and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”), except as imposed by virtue of the Credit Agreements (as defined below).

     Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the stockholder approval described in the next sentence, to consummate the transactions contemplated hereby. Assuming the accuracy of Parent’s representations and warranties in Section 4.10, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by (i) the holders of at least a majority in combined voting power of the outstanding Shares, (ii) the holders of at least seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock, and (iii) the holders of at least a majority of the outstanding shares of Company Common Stock (excluding for purposes of this clause (iii) any shares held of record or beneficially owned by any holders of Series C Preferred Stock or Series M Preferred Stock or by Parent) present in person or represented by proxy at the Stockholders Meeting, entitled to vote on such adoption and voting thereon (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Board, with the recommendation of the Special Committee with respect to the holders of Company Common Stock, has approved and declared advisable this Agreement and the transactions contemplated hereby. The only votes of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated by this Agreement are the Company Requisite Vote.
     Section 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the certificate of incorporation or by-laws of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.6 Compliance. (a) Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.7 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by the Company since such date, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied, and the Company’s periodic SEC Reports to be filed during the current fiscal year will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, and none of the Company’s periodic SEC Reports to be filed during the current fiscal year will contain, excluding in each case, solely for purposes of this sentence, any exhibits thereto, when filed as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2006 have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).
     (c) Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
     (d) The Company has designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.
     (e) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (f) As of the date hereof, the Company has no knowledge of any material weaknesses in the design or operation of internal controls over financial reporting. There is no reason to believe that the Company’s auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.
     (g) Neither the Company nor any of its subsidiaries has or is subject to any liabilities of any nature that would be required by generally accepted accounting principles to be reflected on an audited consolidated balance sheet (or in the notes thereto) of the Company and its subsidiaries prepared to meet the requirements for inclusion in an Annual Report on Form 10-K, except liabilities that (i) are accrued or reserved against in the balance sheet included in the Quarterly Report on Form 10-Q most recently filed by the Company prior to the date hereof, (ii) were incurred in the ordinary course of business since the Quarterly Report on Form 10-Q most recently filed by the Company with the SEC, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this

Agreement in the ordinary course of business or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.8 Absence of Certain Changes or Events. Since December 31, 2005, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been: (i) any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company; (iii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries; (iv) prior to the date of this Agreement or, except as permitted by Section 5.1, on or after the date hereof, (x) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation or fringe benefits, except for increases to the extent required under any Company Plan or employment agreement or as required by law or increases in the ordinary course of business with respect to employees who are not (A) directors or (B) “named executive officers” (as that term is used in Item 402 of Regulation S-K under the Securities Act) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC (the “Named Executive Officers”), (y) any granting to any director, officer or employee of the right to receive any severance or termination pay not provided for under any Company Plan, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting or severance agreement or arrangement with any director, officer or employee of the Company or its subsidiaries, or any material amendment of any Company Plan; (v) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (vi) prior to the date of this Agreement, any material income Tax election changed or rescinded by the Company or any of its subsidiaries or any settlement or compromise of any material income Tax liability by the Company or any of its subsidiaries; or (vii) prior to the date of this Agreement, any material change in income Tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by applicable law.
     Section 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any director or executive officer of the Company.

     Section 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other material employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and change of control, equity purchase, compensation (of any nature), termination, retention or severance agreement, plan, program, policy, or arrangement (in each case whether written or oral) contributed to, sponsored or maintained by the Company or any member of its “controlled group” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code for the benefit of any current, former or retired employee or officer of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”) or director or independent contractor thereof. The Company shall also provide a list of each material employment agreement and each material consulting agreement to which the Company or any of its subsidiaries is a party (each an “Employment Agreement”) in Section 3.10(a) of the Company Disclosure Schedule.
     (b) With respect to each Company Plan and each Employment Agreement, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) all related trust or custodial agreements or other funding instruments, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) all summary plan descriptions, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all material communications received from or sent to the IRS, Department of Labor or the Pension Benefit Guarantee Corporation.
     (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Employment Agreement has been established and administered in accordance with its terms and in compliance with applicable laws, rules and regulations.
     (d) Section 3.10(d) of the Company Disclosure Schedule contains a true and complete list of each Multiemployer Plan with respect to which the Company or any of its subsidiaries has any liability or contributes or had an obligation to contribute, which remains unsatisfied as of the date hereof. With respect to each such Multiemployer Plan, neither the Company nor any of its subsidiaries has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Plan and each Employment

Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.
     (f) Neither the Company nor any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code, has ever participated in or has any liability with respect to any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company Plans that is a defined benefit plan subject to Title IV of ERISA or Section 412 of the Code or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of December 31, 2005, and the Company does not reasonably expect to incur any such accumulated funding deficiency as of December 31, 2006. The Company has made available to Parent a copy of the most recent actuarial valuation with respect any employee benefit pension plan subject to Title IV of ERISA. The facts underlying such valuation related to the participant census and the plan provisions remain true and correct with respect to such valuation as of the date hereof. No Company Plan is (x) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA or (y) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any subsidiary thereof has incurred, or reasonably expects to incur, any material liability (including as a result of any indemnification obligation) under Section 501 or 502 of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans.
     (g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification or exemption.
     (h) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not, either alone or in combination with other events, (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or director of the Company or any subsidiary thereof, or (ii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.
     (i) Each Company Plan or Employment Agreement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in a good faith effort to comply with Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder.
     (j) No Company Plan or Employment Agreement provides health or other welfare benefits to former employees of the Company or any of its subsidiaries other than as required by Part 6 of Title I of ERISA (“COBRA”).
     Section 3.11 Labor and Employment Matters. As of the date of this Agreement, there are no unfair labor practice complaints pending, or, to the knowledge of the Company,

threatened, against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement, or work rules or practices agreed to with any labor organization or employee association, and there are not, to the knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its subsidiaries.
     Section 3.12 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) no written notice of cancellation or termination has been received with respect to any such policy.
     Section 3.13 Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its subsidiaries has filed all Tax Returns that it was required to file, (ii) all Taxes owed by the Company and its subsidiaries (whether or not shown on any Tax Return) have been paid, (iii) each of the Company and its subsidiaries has withheld and paid all Taxes (and timely filed Forms W-2 and 1099) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (iv) there is no dispute or claim concerning any Tax liability of any of the Company and its subsidiaries claimed or raised by any authority in writing, (v) none of the Company and its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (vi) none of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that obligates it to make any payments that will not be deductible under Code Sec. 162(m), (vii) none of the Company and its subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (viii) the unpaid Taxes of the Company and its subsidiaries (A) did not as of the date of the most recent financial statements contained in the SEC Reports filed prior to the date hereof exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet contained in such financial statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing (excluding transactions or events occurring on the Closing Date after the Closing and excluding any Taxes arising in connection with this Agreement or the transactions contemplated hereby) in accordance with past custom and practice of the Company and its subsidiaries in filing their Tax

Returns (unless, in the case of clauses (A) and (B), such Taxes are being contested in good faith), (ix) none of the Company and its subsidiaries has been the distributing corporation with respect to a transaction described in Code Section 355 within the three-year period ending on the date of this Agreement and (x) none of the Company and its subsidiaries is currently a party to any Tax allocation or Tax sharing agreement or has an obligation to make a payment under such an agreement.
     (b) For purposes of this Agreement, “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Section 3.14 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, any of their respective affiliates or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.
     Section 3.15 Opinions of Financial Advisors. Allen & Company LLC has delivered to the Special Committee its written opinion, dated as of November 1, 2006, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the applicable Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock generally and in relation to the holders of Preferred Stock, it being understood and agreed that neither Parent nor Merger Sub shall have any right to rely on or otherwise with respect to such opinion. Credit Suisse Securities (USA) LLC has delivered to the Board its written opinion, dated as of November 1, 2006, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the applicable Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view to such holders, it being understood and agreed that neither Parent nor Merger Sub shall have any right to rely on or otherwise with respect to such opinion. Allen & Company LLC and Credit Suisse Securities (USA) LLC are collectively referred to in this Agreement as the “Financial Advisors”.

     Section 3.16 Brokers. No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has made available to Parent true and complete copies of all agreements with the Financial Advisors, which such agreements have not been amended or modified in any material respect.
     Section 3.17 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.
     Section 3.18 Intellectual Property. (i) Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all U.S. registered trademarks and applications, all foreign registered trademarks and applications in such foreign jurisdictions as the Company or any of its subsidiaries is organized, all U.S. and foreign registered domain names and all trademarks, trade names and servicemarks that are neither registered nor subject to an application in the United States or in any such foreign jurisdiction, in each case, that are owned by the Company or any of its subsidiaries and that are material to their businesses, taken as a whole, as currently conducted (collectively, the “Listed Company Intellectual Property”), and (ii) one or more of the Company and its subsidiaries is the owner of all right, title and interest in and to each item of the Listed Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no action, suit, proceeding or claim is pending or, to the knowledge of the Company, is threatened, by any person alleging that the businesses of the Company and its subsidiaries as currently conducted infringe or misappropriate any patent, invention, copyright, software, trademark, service mark, domain name, trade name, trade dress, trade secret or other intellectual property right of any kind or nature (“Intellectual Property”) of a third party, (ii) there are no pending claims asserted or threatened by the Company or any of its subsidiaries of infringement or misappropriation by a third party of any Intellectual Property of the Company and its subsidiaries that is necessary for the businesses of the Company and its subsidiaries as currently conducted, including each item of Listed Company Intellectual Property (the “Company Intellectual Property”) and (iii) the Company does not use any other Intellectual Property that is material to its business except pursuant to the valid license or authority of a third party having lawful rights thereto. To the knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates any Company Intellectual Property.
     Section 3.19 Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.
     (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.19 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
     (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the environment, including ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.
“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.
“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.
     Section 3.20 Contracts. (a) As of the date hereof, except for this Agreement and for Contracts filed or incorporated by reference in or as exhibits to the Specified SEC Reports filed prior to the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area that is material to the Company and its subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 90 days or less; (iii) with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); or (iv) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iv) is referred to herein as a “Material Contract”.

     (b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.21 Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person beneficially owning 5% or more of the outstanding Company Common Stock (including for this purpose shares of Company Common Stock issuable upon conversion of any outstanding shares of Preferred Stock), or any immediate family member or affiliate of any of the foregoing persons, is a party to any material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.
     Section 3.22 Properties. (a) Real Property. Neither the Company nor any of its subsidiaries owns any real property. True and complete copies of all agreements under which the Company or of its subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) with respect to all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) that have not been terminated or expired as of the date hereof have been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its subsidiaries has valid leasehold estates in all Leased Real Property free and clear of all Liens, except as imposed by virtue of the Credit Agreements and except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (B) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (C) Liens affecting the interest of the grantor of any easements benefiting Leased Real Property, (D) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) any conditions that would be disclosed by a current, accurate survey or physical inspection (collectively, “Permitted Liens”), (ii) the Company or one of its subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases, (iii) none of the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof, other than the Real Property Leases, and (iv) each Real Property Lease is in full force and effect, and there is no material default under any Real Property Lease either by the Company or any subsidiary thereof party thereto or, to the Company’s knowledge, by any other party thereto, which default continues on the date hereof.
     (b) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company and its subsidiaries in connection with the conduct of the business of the Company and its subsidiaries, free and clear of all Liens, except as imposed by virtue of the Credit Agreements and except for Permitted Liens, and (ii) all tangible personal property is in good condition, ordinary wear and tear excepted.
     Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that (i) neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby and (ii) neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Schedule”):
     Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent own beneficially and of record (i) all of the outstanding capital stock of Merger Sub, free and clear of all Liens and (ii) all of the outstanding capital stock of Prism Business Media, Inc., a Delaware corporation (“PBMI”), free and clear of all Liens except as imposed by virtue of the documents relating to PBMI’s existing credit arrangements. Prior to the date hereof, Parent has provided to the

Company the name of its “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.
     Section 4.2 Certificate of Incorporation and By-Laws. Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the by-laws of each of Parent and Merger Sub as currently in effect. Such certificate of incorporation and by-laws of each of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or by-laws in any material respect.
     Section 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the stockholder approval described in the next sentence, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, immediately upon the execution hereof, will be duly and validly authorized by written consent of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
     Section 4.4 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the applicable requirements of Foreign Antitrust Laws and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
     Section 4.5 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that will not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that will prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
     Section 4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.
     Section 4.7 Brokers. No broker, finder or investment banker (other than DeSilva & Phillips, LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
     Section 4.8 Financing. Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of October 30, 2006, among UBS Loan Finance LLC, UBS Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., General Electric Capital Corporation, Prism Business Media Holdings Inc. and Prism Business Media Inc. (the “Debt Financing Commitments”), pursuant to which the lenders set forth therein have agreed to lend, subject to the conditions contained therein, the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letter, dated as of October 31, 2006, between Wasserstein Partners LP and Parent (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Equity Investor (as defined therein) has committed to invest, subject to the conditions contained therein, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, and each for the purposes of consummating the transactions contemplated by this Agreement, the “Financing”). None of the Financing Commitments has been amended or modified except to the extent permitted by this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the Merger Consideration and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments and to pay all related fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub on the Closing Date.
     Section 4.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.
     Section 4.10 Ownership of Shares. Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since October 1, 2003, neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any Shares, as those terms are defined in Section 203 of the DGCL.
     Section 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
     Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that (i) none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby and (ii) none of Parent, Merger Sub or any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information.

Article V
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated or permitted by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed, other than consent with respect to actions prohibited by Sections 5.1(c) or (d) below, which such consent may be withheld or delayed in Parent’s sole discretion):
     (a) amend or otherwise change its certificate of incorporation or by-laws or any similar organizational documents;
     (b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries, except for (A) the issuance of Shares upon the exercise of Options or Warrants, in each case, in accordance with the terms of any applicable Company Plan and (B) the grant of Options (and issuances of Shares pursuant thereto) in the ordinary course of business to attract or retain Employees;
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries, except for any dividend or distribution by a subsidiary of the Company;
     (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by holders of Options in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options pursuant to the terms of a Company Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

     (e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and its subsidiaries taken as a whole, other than purchases of inventory and other assets in the ordinary course of business; (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and its subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to Contracts existing on the date hereof; (iii) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any Contract that is or would be a Material Contract; or (iv) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1 of the Company Disclosure Schedule;
     (f) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person with respect to indebtedness for borrowed money, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business consistent with past practice;
     (g) lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material easement affecting and/or transfer any interest in any material Leased Real Property, or materially amend, extend or terminate any leasehold interest in any material Leased Real Property;
     (h) except as contemplated by Section 6.6 or except to the extent (A) required under any Company Plan or employment agreement, in each case as in effect as of the date hereof or as in effect thereafter in conformity with this Section 5.1 or (B) as required by applicable law, (i) increase the compensation or benefits of any of its directors, officers, employees or consultants (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or Named Executive Officers or with respect to any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) generally applicable to all employees), (ii) grant any severance or termination pay not provided for under any Company Plan, (iii) enter into any material employment, consulting or severance agreement or arrangement with any of its present or former directors, officers, other employees or consultants or, except with respect to compensation or benefits in a manner not inconsistent with clause (i) above, establish, adopt, enter into or amend in any material respect or terminate any material Company Plan or (iv) fail to make any material required contribution to any Company Plan;
     (i) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

     (j) other than in the ordinary course of business or as required by applicable law, (i) change or rescind any material Tax election, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual income Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund, (vii) waive or extend the statute of limitations in respect of any material Tax (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or (viii) make any material change in income Tax accounting principles;
     (k) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any subsidiary thereof, on the one hand, and (ii) any Affiliate of the Company (other than the subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;
     (l) settle or compromise any material litigation other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, but not, in any individual case, in excess of $250,000 (net of any applicable proceeds of insurance) or in a manner that would prohibit or materially restrict the Company from operating as it has historically; or
     (m) agree to take any of the actions described in subsections (a) through (l) of this Section 5.1.
     Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that will, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.
     Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
Article VI
ADDITIONAL AGREEMENTS
     Section 6.1 Stockholders Meeting. (a) As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (including any postponement or adjournment thereof, the “Stockholders Meeting”), (ii) include in the Proxy Statement the recommendation of the Board, with the recommendation of the Special Committee with respect to the holders of Company Common Stock, that the stockholders of the Company vote in favor of the adoption of this Agreement and (iii) use its reasonable best efforts to obtain the Company Requisite Vote; provided that, notwithstanding any provision of this Agreement to the contrary, the Board or, with respect to the holders of Company Common Stock, the Special Committee, may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with its outside legal counsel, that the taking of such action would be required pursuant to the fiduciary duties of the Board or the Special Committee, respectively.
     (b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.
     Section 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall provide copies of drafts of the Proxy Statement to Parent and shall permit Parent and its designated counsel a reasonable period to review and comment on such drafts prior to the filing thereof with the SEC. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide copies thereof to Parent. The Company shall consult with and consider in good faith the comments and other input of Parent and its designated counsel with respect to the Proxy Statement (including with respect to any comments thereto from the SEC).
     Section 6.3 Resignation of Directors. At the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, to the extent specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.
     Section 6.4 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, during normal business hours to its officers, employees, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.
     (b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 7, 2006, between the Company and Wasserstein Partners LP (the “Confidentiality Agreement”) as if each of Parent and Merger Sub were, for all purposes thereof, in addition to Wasserstein Partners LP, parties thereto receiving Evaluation Materials (as defined therein) under such Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     Section 6.5 Acquisition Proposals. (a) The Company agrees that (i) it and its officers and directors shall not, (ii) its subsidiaries and its subsidiaries’ officers and directors shall not and (iii) it shall ensure that its and its subsidiaries’ employees, agents, advisors (including financial advisors) and other representatives (“Representatives”) shall not, directly or indirectly, (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its subsidiaries representing 20% or more of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person in connection with an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent (i) the taking and disclosing to the Company’s stockholders of a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or the making of any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Board nor the Special Committee may fail to make or withdraw, modify or change in a manner adverse to Parent, its recommendation of this Agreement or the Merger unless permitted by Section 6.1(a)), (ii) the provision of access to the properties, books and records of the Company and its subsidiaries and the provision of information or data in response to a request therefor by a person who has made a bona fide Acquisition Proposal not solicited in violation of this Section 6.5(a) if the Company receives from the person so requesting such information an executed confidentiality agreement containing terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and it being understood that the Company may not amend, waive or modify the standstill provision of any such confidentiality agreement unless it similarly amends, waives or modifies the standstill provision in the Confidentiality Agreement, (iii) the engagement in any negotiations or discussions with any person who has made a bona fide Acquisition Proposal not solicited in violation of this Section 6.5(a), or (iv) (A) the withdrawal, modification or change in any adverse manner of the approval or recommendation of this Agreement by the Board or the Special Committee (which shall be permitted only to the extent permitted by Section 6.1(a)) or (B) the approval or recommendation of a bona fide Acquisition Proposal not solicited in violation of this Section 6.5(a), if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv)(B), the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, (x) that that the taking of such action would be required pursuant to the fiduciary duties of the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, and (y) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal. A “Superior Proposal” shall mean an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement. The Company agrees that (i) it and its officers and directors will, (ii) its subsidiaries and its subsidiaries’ officers and directors will and (iii) it shall ensure that its and its subsidiaries’ Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (and in any event within one business day of receipt thereof) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms thereof. The Company shall keep Parent informed on a timely basis as to the status of any discussions or negotiations with respect to any Acquisition Proposal, and shall provide to Parent any due diligence information that is provided in connection with such Acquisition Proposal that has not been provided to Parent.
     (b) Notwithstanding anything in this Section 6.5 to the contrary, if at any time prior to the Effective Time the Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide Acquisition Proposal not solicited in violation of Section 6.5(a), that such proposal is a Superior Proposal, (i) the Company may terminate this Agreement, (ii) the Board or the Special Committee may approve or recommend such Superior Proposal to the stockholders of the Company, and/or (iii) immediately prior to or concurrently with the termination of this Agreement, the Company may enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal; provided, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.5(b) unless (A) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal (it being understood that neither the delivery of a Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Parent to terminate this Agreement pursuant to Section 8.1(e)), and (B) Parent does not, within three business days following its receipt of the Notice of Superior Proposal, make an offer that, as determined by the Board and, if applicable, the Special Committee with respect to the holders of Company Common Stock, in good faith after consultation with their respective outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such three business day period, the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).
     Section 6.6 Employment and Employee Benefits Matters. (a) Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee base compensation and benefits that are substantially comparable, in the aggregate, to the base compensation and benefits maintained for and provided to such Company Employee immediately prior to the Effective Time; provided, however, subject to compliance with the foregoing, that nothing herein shall (i) prevent the amendment or termination of any Company Plan or any Employment Agreement or (ii) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable law.
     (b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) use commercially reasonable efforts to cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.
     (c) This Section 6.6 is not intended to confer any rights or remedies upon any person other than the parties to this Agreement.
     Section 6.7 Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any such person may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each (as of the Effective Time) present and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or joint ventures, including without limitation matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) Parent and the Surviving Corporation shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter.
     (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each (as of the Effective Time) former or present director and officer than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.
     (c) Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable to the Indemnified Parties as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time or (ii) maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable, in the aggregate, as the Company’s current policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums pursuant to this Section 6.7(c) of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance. The Company represents that such current annual premiums amount is $639,000. Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.

     (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.
     (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.
     Section 6.8 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including the satisfaction by the Company of any and all notice obligations with respect to the holders of any capital stock, Options or Warrants of the Company (or the receipt by the Company of the requisite waivers thereof).
     (b) In furtherance and not in limitation of the provisions of subsection (a) above, Parent, Merger Sub and the Company shall as promptly as reasonably practicable and in any event within ten business days of the date hereof duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested under the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.8. Each of Parent and the Company shall (i) promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (iii) not participate, or permit their affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (iv) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (v) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).
     (c) In furtherance and not in limitation of the covenants of the parties contained in subsections (a) and (b) of this Section 6.8, Parent and the Company shall use their respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the Closing.
     Section 6.9 Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its reasonable best efforts to consult with the other party before it issues any such press release or makes any such public statement.
     Section 6.10 Parent Financing. (a) Prior to the Closing, the Company shall provide, and shall cause its subsidiaries to, and shall use its reasonable efforts to cause the respective officers, employees and other Representatives, including legal and accounting advisors, of the Company and its subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using reasonable best efforts to furnish Parent, Merger Sub and their Debt Financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing and (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Financing; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation.
     (b) Parent and Merger Sub shall use, and shall cause their affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing, including in the case of the Debt Financing using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions to obtaining the Financing set forth therein to be fulfilled by Parent and Merger Sub (including by consummating the Equity Financing contemplated by the Equity Financing Commitments), (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments and (iv) consummate the Financing at or prior to the time at which Parent and Merger Sub shall be required to effect the Closing. Parent shall keep the Company informed in reasonable detail and on a reasonably current basis of the status of its efforts to arrange the Debt Financing. Neither Parent nor Merger Sub shall agree to or permit any amendment, modification, supplement, replacement or waiver (other than a waiver of a condition to the Financing) of any of the Financing Commitments or the definitive agreements relating to the Financing, in each case, without the Company’s prior written consent, except as would not materially impair or delay the consummation of the Financing and is not, individually or in the aggregate, otherwise material. Notwithstanding anything in this Agreement to the contrary, in no event shall obtaining any or all of the Financing be a condition to the obligations of Parent and Merger Sub to effect the Closing.
     Section 6.11 Termination of Warrants. The Company, Parent, Merger Sub and each holder of outstanding Warrants have entered into an agreement providing for the termination at the Effective Time of each of the Warrants that is outstanding and unexercised as of the Effective Time, a fully executed copy of which has been delivered by the Company to Parent and Merger Sub on or prior to the execution of this Agreement, and each such Warrant shall terminate in accordance therewith as of the Effective Time.
     Section 6.12 Debt Tender. (a) On such date designated by Parent (which shall be at least three business days after the date on which the Company received such notice from Parent), the Company shall commence a tender offer and Consent Solicitation (each, a “Debt Offer”) for (i) all of the outstanding Senior Secured Notes and (ii) all of the outstanding Senior Subordinated Notes (the Senior Secured Notes and the Senior Subordinated Notes, collectively, the “Notes”) upon the terms and conditions set forth in writing by Parent and as set forth in this Section 6.12, and otherwise in compliance with law and SEC rules and regulations, and Parent and Merger Sub shall provide all cooperation reasonably requested by the Company in connection therewith.
     (b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with each Debt Offer, including the offer to purchase, related letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Notes in connection with each Debt Offer shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them. The Company, Parent and Merger Sub shall cooperate in connection with each Debt Offer in order to cause the consent date under the Consent Solicitation and initial settlement of such Debt Offer to occur simultaneously with the Closing. The Company shall, and shall cause its applicable subsidiaries to, waive any of the conditions to each Debt Offer (other than that the conditions to the consummation of the Merger shall have been satisfied or waived and that there shall be no order or injunction prohibiting consummation of such Debt Offer) as may be reasonably requested by Parent and shall not, without the consent of Parent, waive any condition to such Debt Offer or make any changes to the terms and conditions of such Debt Offer other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of such Debt Offer requested by Parent that decreases the price per Note payable in such Debt Offer or imposes conditions to the Debt Offer in addition to those previously set forth in writing by Parent in accordance with the foregoing Section 6.12(a) that are materially adverse to holders of the Notes, unless such change is approved by the Company in writing. If, at any time prior to the completion of the Debt Offer, any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by the Company to the holders of the Notes. Notwithstanding anything to the contrary in this Section 6.12, the Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the Debt Offer. To the extent that the provisions of any applicable law conflict with this Section 6.12(b), the Company shall comply with the applicable law and shall not be deemed to have breached its obligations hereunder by such compliance.
     (c) Promptly upon the receipt of the Requested Consents with respect to the Senior Secured Indenture and the Senior Subordinated Indenture, respectively, the Company shall enter into a supplemental indenture reflecting the amendments to each of the Senior Secured Indenture and the Senior Subordinated Indenture, respectively, approved by such Requested Consents and will use its reasonable best efforts to cause the respective indenture trustee to promptly enter into the respective supplemental indenture; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable Debt Offer. The closing of each Debt Offer shall be conditioned on the simultaneous occurrence of the Closing. Simultaneously with the Closing and in accordance with the terms of the Debt Offers, Parent shall provide to the Company the funds necessary to consummate the Debt Offers and Consent Solicitation and the Company shall accept for purchase and use such funds to purchase the Notes tendered in the Debt Offers.
     (d) If requested by Parent, the Company shall enter into one or more customary dealer-manager agreements with such persons as Parent shall reasonably request.
     (e) For purposes of this Agreement, (i) “Consent Solicitation” shall mean a solicitation of the Requested Consents from the holders of the Notes and (ii) “Requested Consents” shall mean (x) with respect to the Senior Secured Notes, such consents of the holders of Senior Secured Notes as are required under the Senior Secured Indenture to approve the amendments thereto set forth in writing by Parent in accordance with the foregoing Section 6.12(a) and (y) with respect to the Senior Subordinated Notes, such consents of the holders of the Senior Subordinated Notes as are required under the Senior Subordinated Indenture to approve the amendments to the Senior Subordinated Indenture set forth in writing by Parent in accordance with the foregoing Section 6.12(a).
     (f) In the event that this Agreement is terminated pursuant to Section 8.1 other than as a result of a breach of this Agreement by the Company, then Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees and expenses incurred by the Company or its subsidiaries in connection with the Debt Offers and shall indemnify the Company for any liabilities incurred by the Company pursuant to the Debt Offers, except to the extent that the Company’s actions are or were inconsistent with the proper instructions of Parent or the terms of this Section 6.12.
     (g) In the event that this Agreement is terminated, the Company shall have the right to modify and/or terminate either or both of the Debt Offers without Parent’s consent.

Article VII
CONDITIONS OF MERGER
     Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;
     (b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8; and
     (c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar qualifications contained therein or with respect thereto, except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect;
     (b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and
     (c) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in subsections (a) and (b) of this Section 7.1 have been satisfied.
     Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material”, “materially”, “in all material respects”, “material adverse effect” or similar qualifications contained therein or with respect thereto, except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and will not have, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis;
     (b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and
     (c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in subsections (a) and (b) of this Section 7.3 have been satisfied.
Article VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:
     (a) by mutual written consent of Parent and the Company;
     (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, Parent or Merger Sub) has failed to take such actions with respect thereto as are required to comply with Section 6.8;
     (c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2007 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before such date solely as a result of the failure of the Marketing Period to have been completed on or before such date, then the Termination Date shall be extended to the final day of the Marketing Period; provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Parent or Merger Sub) or the failure of such party (or, in the case of Parent, Parent or Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

     (d) by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that any condition set forth in subsection (a) or (b) of Section 7.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) in accordance with, and subject to the terms and conditions of, Section 6.5(b);
     (e) by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that any condition set forth in subsection (a) or (b) of Section 7.2 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if (A) the Board shall have failed to make, withdrawn, modified or changed (it being understood and agreed that a communication to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not, in and of itself, be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger), in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (B) the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or (C) the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, shall have resolved to effect any of the foregoing; or
     (f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting, this Agreement shall not have been adopted by the Company Requisite Vote.
     Section 8.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto with respect to this Agreement, except with respect to the provisions of Section 6.4(b), Section 6.9, the final sentence of Section 6.10(a), Section 6.12(f), this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided, however, that, subject to such provisions, nothing herein shall relieve any party hereto from liability for any willful and material breach hereof.
     (b) In the event that (i) this Agreement is terminated (A) by the Company pursuant to Section 8.1(d)(ii) or (B) by Parent pursuant to Section 8.1(e)(ii) within ten days of the event giving Parent the right to so terminate, or (ii) (A) after the date of this Agreement and prior to the Stockholders Meeting, a bona fide Acquisition Proposal shall have been publicly made to the Company generally or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known and shall not have been withdrawn, (B) thereafter, this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) and (C)

within twelve months after such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Acquisition Proposal, then the Company shall pay to Parent an amount equal to five percent (5%) of the Merger Consideration (the “Company Termination Fee”) by wire transfer of same day funds (1) in the case of a payment required by clause (i)(A) above, at or prior to the date of termination of this Agreement, (2) in the case of a payment required by clause (i)(B) above, as promptly as reasonably practicable (but in any event within two business days) following the date of termination of this Agreement and (3) in the case of a payment required by clause (ii) above, on the earliest date that the Company enters into definitive agreements with respect to, or consummates the transactions contemplated by, an Acquisition Proposal referred to in clause (ii)(C) above. For purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.5(a), but with all percentages therein increased to 50%.
     (c) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f), and no amount is payable to Parent pursuant to Section 8.2(b), then the Company shall pay to Parent an amount equal to the sum of all Parent Expenses up to $1,942,000 of such Parent Expenses in the aggregate. For purposes of this Agreement, “Parent Expenses” includes all reasonable out-of-pocket fees and expenses (including, without limitation, all fees and expenses of financing sources (including those who are parties to the Financing Commitments), counsel, accountants, investment bankers, experts and consultants to Parent and its affiliates) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing. Payment of any Parent Expenses pursuant to this Section 8.2(c) shall be made by wire transfer of same day funds as promptly as reasonably practicable (but in any event within two business days) after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all such Parent Expenses to be paid (which itemization may be supplemented and updated from time to time by Parent until the thirtieth day after Parent delivers such notice of demand for payment, and the Company shall pay the amounts set forth in any such supplement or update as promptly as reasonably practicable, but in any event within two business days of receipt thereof). For avoidance of doubt, if following payment of any Parent Expenses pursuant to this Section 8.2(c), the Company Termination Fee becomes payable to Parent pursuant to Section 8.2(b), then all Parent Expenses paid by the Company pursuant to this Section 8.2(c) shall be credited against the Company Termination Fee.
     (d) In the event that the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived but there is a failure to receive the proceeds of the Debt Financing (a “Debt Receipt Failure”), and Parent or Merger Sub breaches, whether or not intentionally, its obligation to effect the Closing pursuant to Article I and to satisfy its obligations to fund (or cause to be funded) all payments pursuant to Article II and any other payments contemplated hereunder to be funded at or prior to the Closing, then, upon the termination of this Agreement pursuant to Section 8.1(c), Parent shall pay to the Company an amount equal to $15,000,000 (the “Parent Termination Fee”) by wire transfer of same day funds as promptly as reasonably practicable following the date of termination of this Agreement.

     (e) Notwithstanding anything to the contrary in this Agreement, if in the circumstances in which Parent becomes obligated to pay the Parent Termination Fee, the failure of Parent or Merger Sub to fund (or cause to be funded) all payments pursuant to Article II and any other payments contemplated hereunder to be funded at or prior to the Closing is due solely to a Debt Receipt Failure and neither Parent nor Merger Sub otherwise is in material breach of any of its representations, warranties, covenants or agreements hereunder, then, anything herein to the contrary notwithstanding, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 8.2(d) shall be the sole and exclusive remedy, at law or in equity, available to the Company and its affiliates and subsidiaries against Parent and Merger Sub and any of their respective former, current, or future general or limited partners, members or stockholders or against any of their respective former, current, or future general or limited partners, members, stockholders, directors, officers, managers, affiliates or agents (each a “Specified Person”), with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason, and upon payment of such amount, none of Parent or Merger Sub or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that the foregoing provisions of this Section 8.2(e) shall not apply with respect to the obligations set forth in the final sentence of Section 6.10(a), in Section 6.12(f) or in the final sentence of Section 8.3.
     (f) Notwithstanding anything to the contrary in this Agreement, in the event of any termination of this Agreement by Parent under the circumstances set forth in clause (i) or (ii) of Section 8.2(b), then anything herein to the contrary notwithstanding, Parent’s right to receive payment of the Company Termination Fee pursuant to Section 8.2(b) shall be the sole and exclusive remedy, at law or in equity, available to Parent and Merger Sub and their respective affiliates and subsidiaries against the Company and its subsidiaries and any of their respective Specified Persons with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason, and upon payment of such amount, none of the Company or any of its subsidiaries or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
     (g) Notwithstanding anything to the contrary in this Agreement, in no event, whether or not this Agreement shall have been terminated, shall the Company and its subsidiaries, as a group, on the one hand, or Parent and Merger Sub, as a group, on the other hand, be subject to monetary damages in excess of $25,000,000 in the aggregate for each such group, respectively, for all losses and damages arising from or in connection with breaches by Parent or Merger Sub, on the one hand, or by the Company, on the other hand, of their respective representations, warranties, covenants and agreements contained in this Agreement (other than those set forth in Section 8.3 and Section 6.12(f), for which the limitations set forth in this Section 8.2(g) shall not apply), and none of the Company or any of its subsidiaries, Parent or Merger Sub or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, other than for fraud.

     (h) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that each of the Company Termination Fee and the Parent Termination Fee, to the extent that either may become payable pursuant to this Section 8.2, constitutes liquidated damages and not a penalty.
     Section 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.
     Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
Article IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered by the Company, Parent or Merger Sub pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:
Prism Business Media Holdings, Inc.
249 West 17th Street
4th Floor
New York, NY 10011
Attention: Robert Feinberg, Esq.
Facsimile: 913-514-7472
with an additional copy (which shall not constitute notice) to:
Wasserstein & Co. LP
1302 Avenue of the Americas
New York, NY 10019
Attention: Anup Bagaria and Jesse M. Du Bey
Facsimile: 212-502-5635
with an additional copy (which shall not constitute notice) to:
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention: David A. Scherl, Esq., Jack Levy, Esq.
                              and Steven M. Cooperman, Esq.
Facsimile: 212-735-8708
with an additional copy (which shall not constitute notice) to:
Potter Anderson & Corroon LLP
Hercules Plaza, 6th Floor
1313 N. Market Street
Wilmington, DE 19801
Attention: John F. Grossbauer, Esq.
Facsimile: 302-778-6131
(b) if to the Company:
The Penton Media Building
1300 East Ninth Street
Cleveland, Ohio 44114
Attention: Chief Executive Officer
Facsimile: 216-696-1752

with an additional copy (which shall not constitute notice) to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Alyson Allen, Esq. and Jane D. Goldstein, Esq.
Facsimile: 617-951-7050
with an additional copy (which shall not constitute notice) to:
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Attention: Frederick H. Alexander, Esq.
Facsimile: 302-425-4666
Section 9.3 Certain Definitions. For purposes of this Agreement, the term:
     (a) “affiliate” of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;
     (b) “beneficial owner” with respect to any Shares shall mean a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);
     (c) “business day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;
     (d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) “Credit Agreements” shall mean the Loan Agreement, the Senior Secured Indenture, the Senior Secured Notes, the Senior Subordinated Indenture and the Senior Subordinated Notes.
     (f) “generally accepted accounting principles” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;
     (g) “knowledge” (i) with respect to the Company shall mean the actual knowledge after reasonable investigation of any of the persons set forth in Section 9.3(g) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub shall mean the actual knowledge after reasonable investigation of any of the officers of Parent;
     (h) “Loan Agreement” shall mean the Loan and Security Agreement, dated as of August 13, 2003, by and among Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, the Lenders signatory thereto and the Company, as Borrower, including any and all security agreements, account control agreements and other agreements or instruments contemplated thereby or delivered in connection therewith, as amended from time to time.
     (i) “person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);
     (j) “Senior Secured Indenture” shall mean the Indenture, dated as of March 28, 2002, by and among the Company as Issuer, the Subsidiary Guarantors named therein and U.S. Bank National Association as Trustee, with respect to the 11.875% $157,500,000 Senior Secured Notes due October 1, 2007 (“Senior Secured Notes”), as amended or supplemented from time to time.
     (k) “Senior Subordinated Indenture” shall mean the Indenture, dated as of June 28, 2001, by and among the Company as Issuer, the Subsidiary Guarantors named therein and the Bank of New York as Trustee, with respect to the 10.375% $185,000,000 Senior Subordinated Notes due June 15, 2011 (“Senior Subordinated Notes”), as amended or supplemented from time to time.
     (l) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 9.5 Entire Agreement; Assignment. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties and their respective affiliates with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.
     Section 9.6 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.
     Section 9.7 Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.10 Specific Performance; Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.
     Section 9.11 Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.
     Section 9.12 Interpretation. (a) When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     (b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Schedule, that such information is required to be listed therein or that any such items are material to the Company and its subsidiaries or to Parent and Merger Sub, as the case may be. The headings, if any, of the individual sections of each such Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. Each such Schedule is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of such Schedule with respect to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed in the same or any other section of such Schedule with respect to any other covenant, agreement, representation or warranty to the extent that the relevance of such item to such other covenant, agreement, representation or warranty is reasonably apparent on the face of such item.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRISM BUSINESS MEDIA HOLDINGS, INC.
By:	/s/ Jesse Du Bey
	Name:	J. Du Bey
	Title:	V.P.

PRISM ACQUISITION CO.
By:	/s/ Jesse Du Bey
	Name:	J. Du Bey
	Title:	V.P.

PENTON MEDIA, INC.
By:	/s/ David Nussbaum
	Name:	David Nussbaum
	Title:	CEO